Exhibit (h)(5)

DEALER AGREEMENT

Blackstone Advisory Partners L.P. (“Distributor”) serves as the principal underwriter for Blackstone / GSO Floating Rate Enhanced Income Fund (the “Fund”), a closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and operated as an interval fund, pursuant to a distribution agreement with the Fund. Morgan Stanley Smith Barney LLC (“Dealer”) and Distributor hereby agree that Dealer will participate in the distribution of the classes of shares of the Fund described in Exhibit B hereto (“Shares”), subject to the terms of this Agreement (“Agreement”), dated as of the 30th day of April, 2018.

SECTION 1. LICENSING

(a) Dealer represents and warrants that: (i) it is a broker-dealer registered with the Securities and Exchange Commission (“SEC”); (ii) it is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); (iii) if applicable, it is licensed by the appropriate regulatory agency of each state or other jurisdiction in which it will offer and sell Shares; and (iv) if applicable, each of its principals, directors, officers, employees, and agents who will participate or otherwise be involved in the offer or sale of the Shares or the performance of its duties and activities under this Agreement is either appropriately licensed or exempt from such licensing requirements by the appropriate regulatory agency of each state or other jurisdiction in which it will offer and sell Shares.

(b) Dealer agrees that: (i) termination or suspension of its registration with the SEC; (ii) termination or suspension of its membership with FINRA; or (iii) termination or suspension of its license to do business by any state or other jurisdiction in which the Shares are offered shall cause the automatic termination of this Agreement. Dealer further agrees to notify the Distributor promptly in writing of any such action or event.

(c) Dealer agrees that this Agreement is in all respects subject to the Conduct Rules of FINRA and such Conduct Rules shall control any provision to the contrary in this Agreement. Without limiting the generality of the foregoing, Dealer acknowledges that, subject to the indemnification described in Section 9 of this Agreement, the Distributor has no responsibility for the manner of Dealer’s performance of, or for acts or omissions in connection with, the duties and activities performed by Dealer under this Agreement.

(d) Dealer agrees to be bound by, and to comply with, all applicable federal and state laws and all rules and regulations promulgated thereunder generally affecting the sale or distribution of shares of registered investment companies, including, but not limited to, anti-money laundering laws and regulations and applicable guidance issued by the Department of the Treasury, the SEC and FINRA identified herein.

SECTION 2. ORDERS

(a) Dealer agrees to offer and sell Shares to its customers (“Clients”) only at the net asset value applicable to such Shares plus any applicable sales load in effect at the time of each transaction as described in the Prospectus (as defined below). The procedures relating to all orders and the handling of each order (including the manner of computing the net asset value of Shares and the effective time of orders received from Dealer) are subject to the terms of the then-

current prospectus and Statement of Additional Information (in either case, including any supplements, stickers or amendments thereto from time to time) relating to the Fund, as filed with the SEC (collectively, the “Prospectus”), and to the extent that the Prospectus contains provisions that are inconsistent with such terms in this Agreement or any other document, the terms of the Prospectus shall be controlling.

(b) In all offers and sales of the Shares to prospective investors, Dealer will not act as broker or agent for, or employee of, Distributor or the Fund and Dealer will not represent to any third party that Dealer has such authority or is acting in such capacity.

(c) All orders for the purchase and sale of Shares are subject to acceptance by Distributor in its sole discretion and become effective upon written confirmation by Distributor. Distributor reserves the right not to accept any specific order for the purchase or sale of Shares for any reason or no reason. Upon any such rejection the Distributor shall advise Dealer of such rejection as soon as is reasonably practicable.

(d) Dealer agrees that payment for orders from Dealer Shareholders (defined in 4(b) below) for the purchase of Shares will be made as described in the Prospectus or as otherwise agreed by Distributor and Dealer herein and from time to time. On the date on which payment for Shares is to be received by the Fund, Dealer will remit to an account designated by Distributor the purchase order amount due the Fund with respect to the issuance of Shares as determined by the Distributor in accordance with the terms of the Prospectus. If payment for any purchase order is not so received, Distributor may cancel the sale without notice.

(e) Distributor reserves the right at any time to suspend the sale of Shares or to withdraw or limit the offering of Shares, and, if Distributor exercises this right, Distributor shall provide to Dealer prompt written notice of such exercise. Dealer agrees that upon such suspension by Distributor at any time, Dealer will suspend its offer and sale of Shares and will resume its offer and sale of Shares hereunder only upon subsequent written notice provided by Distributor.

(f) Dealer acknowledges that the Fund will make offers for the repurchase of Shares from time to time as described in the Prospectus and Section 5 of this Agreement. Dealer acknowledges that such repurchase offers represent the only expected liquidity opportunity for holders of Shares.

(g) Dealer agrees that it will not engage a sub-selling agent to assist it in the offer or sale of Shares without the prior written consent of the Distributor. Any approved sub-selling agent shall be required to enter into an agreement with Dealer which agreement shall be subject to Distributor’s approval.

SECTION 3. DUTIES OF DEALER

(a) Dealer agrees to deliver to each of its Clients making purchases, in accordance with applicable law, a copy of the Prospectus and a fee disclosure statement.

(b) Dealer agrees to record on the order the date and time on which the order for the purchase or sale of Shares was received by Dealer, and to forward promptly such orders to Distributor in time for processing at the public offering price next determined after receipt of such orders by Dealer, in each case as described in the Prospectus.

(c) Dealer agrees not to withhold intentionally the placing of orders by its clients for Shares with Distributor so as to profit itself as a result of such inaction.

(d) Dealer agrees to maintain records of all purchases and sales of Shares made through Dealer for at least the period required under applicable law and to furnish Distributor with copies of such records upon its request and, upon request from a regulatory authority or as required under applicable law, to furnish such regulatory authority with copies of such records.

(e) Dealer agrees that it will not make any conditional orders for the purchase or repurchase of Shares and acknowledges that Distributor will not accept conditional orders for Shares.

(f) Except as otherwise agreed by Dealer and Distributor, the parties agree that all out-of-pocket expenses incurred by such party in connection with its activities under this Agreement will be borne by such party.

(g) Dealer agrees that it will assist with the following Dealer Shareholder (as defined in Section 4(b)) services on an ongoing basis:

(i) providing administrative, operational and infrastructural support for the selling of Shares and settlement of Fund transactions with Dealer Shareholders, as necessary;

(ii) handling inquiries regarding the Fund from Dealer Shareholders who own Shares, including but not limited to, questions concerning such Dealer Shareholders’ investments in the Fund, repurchase offers, reports and tax information provided by the Fund;

(iii) assisting in the enhancement of relations and communications between Dealer Shareholders and the Fund;

(iv) assisting in the establishment and maintenance of Dealer Shareholders’ accounts with the Fund, including notifying Distributor of any changes in the account information of a Dealer Shareholder;

(v) assisting the Fund or its agent (including the Fund’s transfer agent) with the process of receiving and forwarding purchase and repurchase requests and payments to and from Dealer Shareholders;

(vi) providing such other similar services as Distributor may reasonably request to the extent Dealer is permitted to do so under applicable statutes, rules and regulations; and

(vii) assisting, as requested, in the repurchase of Shares owned by Dealer Shareholders.

(h) If Distributor believes that a Dealer Shareholder’s contact information has changed, Distributor may request such information from Dealer but has no obligation to do so. Dealer agrees that if Dealer or a Dealer Shareholder does not provide to Distributor any changes in Dealer Shareholder account information, or if it or a Dealer Shareholder fails to provide any backup documentation that Distributor reasonably requests to verify changes to a Dealer Shareholder’s account information, then Distributor will continue to rely upon the account information without giving effect to any changes and Distributor will have no liability whatsoever for continuing to rely upon such information.

SECTION 4. DEALER COMPENSATION

(a) Sales Charges/Dealer Concessions. On each purchase of Shares by Clients from Distributor, the total sales charges and dealer concessions, if any, payable to Dealer shall be in the rates set forth on Exhibit C hereto. The terms and conditions affecting the applicable offering prices on Shares sold with a sales charge, including features such as combined purchase, Rights of Accumulation, Letters of Intent and net asset value purchases, are described in the Prospectus. Unless at the time of transmitting an order Dealer advises the Fund, the Fund’s transfer agent or Distributor to the contrary, the Fund and Distributor may consider the order to be the total holding of a Client and assume that Client is not entitled to any reduction in sales price beyond that accorded to the amount of the purchase as determined by the schedule set forth in the Prospectus. Distributor agrees that Dealer may receive the upfront sales load directly from Clients. Distributor shall have no liability to Dealer for such upfront sales load and Dealer is solely responsible for retaining such compensation due to Dealer from the subscription funds received by Dealer from its Clients for the purchase of Shares in accordance with the terms of this Agreement.

(b) Distribution and Servicing Fees. Dealer shall also be entitled to receive from Distributor distribution fees and servicing fees at the annual rates listed in Exhibit C for the aggregate value of Shares per class held by Dealer Shareholders. These fees, if payable, will be calculated and paid monthly at an annualized rate of 0.25% of the net assets of the Fund, with payment occurring within 30 days after the end of each month. Notwithstanding the foregoing, Distributor shall have no obligation to pay any compensation described in the preceding sentence until Distributor receives the related compensation from the Fund in the form of an asset-based distribution fee and shareholder servicing fee (the “Related Compensation”), and Distributor’s obligation or liability to Dealer for such payments is limited solely to the Related Compensation and Dealer hereby waives any and all rights to receive payment of Related Compensation due until such time as Distributor is in receipt of such Related Compensation from the Fund. For purposes of this Agreement, a “Dealer Shareholder” shall include any person or entity introduced by Dealer to the Fund during the term of this Agreement, which invests in Shares. Distributor shall pay any compensation described in this Section 4(b) to Dealer in respect of the Shares held by Dealer Shareholders for as long as Dealer Shareholders hold those Shares through an account maintained by Dealer Shareholder at Dealer, subject to the limitations set forth in Section 4(e).

(c) Commission or Other Transaction Based Fees. Dealer may charge a commission or other transaction based fee on purchases and sales of Institutional Class I or Advisory Class D Shares on such Dealer’s brokerage platform. To the extent such a fee is charged, Dealer represents that Dealer is acting solely as an agent for its Client with respect to their purchase or sale of Institutional Class I or Advisory Class D Shares. Any such commission will be charged in a manner consistent with applicable FINRA rules. Purchases and sales of Institutional Class I or Advisory Class D Shares may only be executed as purchases or redemptions between the Client and the Fund. Dealer shall not execute trades of Institutional Class I or Advisory Class D Shares between Clients.

(d) Suspension/Elimination of Compensation. Dealer acknowledges and agrees that the Fund may, upon thirty (30) days’ prior written notice to Distributor, suspend or eliminate the payment of any compensation or other dealer compensation, by amendment, sticker, or supplement to the Prospectus for the Fund, except that the Fund may, without prior notice to Distributor, suspend or eliminate the payment of any compensation or other dealer compensation, by amendment, sticker, or supplement to the Prospectus for the Fund in cases where such suspension or elimination is required (a) pursuant to the dictates of any relevant regulatory agency with jurisdiction over the Fund, Distributor, or Dealer or (b) otherwise by operation of law. Distributor agrees to notify Dealer promptly upon receiving notice of any suspension or elimination of the payment of any compensation to Distributor or Dealer by the Fund.

(e) FINRA Rules. Dealer will comply with FINRA Rule 2341, or any successor rule thereof. In accordance with FINRA Rule 2341, the parties understand and agree that, pursuant to limitations imposed by FINRA, no payments will be made to Dealer under this Agreement to the extent payments made to Dealer and any other FINRA member in respect of distribution or sales services exceed, in the aggregate, (a) with respect to the front-end sales charge (as defined under FINRA Rule 2341) in connection with the sale of Shares pursuant to this Agreement, 2.5% of the total proceeds received by the Fund in respect of sales of Shares registered under the Fund’s current registration statement on Form N-2 and (b) with respect to any asset-based, front end, and deferred sales charge (as defined under FINRA Rule 2341), 6.25% of the total proceeds received by the Fund in respect of sales of Shares registered under the Fund’s current registration statement on Form N-2; provided, however, that Distributor agrees that it will not take any action that would cause Dealer to receive, in respect of any Dealer Shareholder, less than the Maximum Compensation in respect of such investor. For purposes hereof, “Maximum Compensation” means, in respect of any Dealer Shareholder, the cumulative amount of asset-based, front end and deferred distribution fees payable hereunder for so long as the Client remains an investor in the Fund, not to exceed in the aggregate the product of 6.25% multiplied by the aggregate offering price of the Shares received by the Fund in respect of such investor, in accordance with FINRA Rule 2341. Dealer represents that it is a broker-dealer registered with FINRA and (effective August 20, 2017) subject to FINRA Rule 2030 (the “Rule”). Dealer represents that it has policies and procedures to ensure compliance with the Rule and is currently in compliance with the Rule. Moreover, Dealer represents that neither it nor any of its Covered Associates (i.e., any (i) general partner, managing member or executive officer of Dealer, as well as any person with a similar status or function, (ii) any associated person of Dealer who engages in distribution or solicitation activities with a government entity, (iii) any associated person of Dealer who supervises, directly or indirectly, the government entity distribution or solicitation activities of a person in (ii) above, and (iv) any political action committee controlled by Dealer or one of its Covered Associates) has made, directly or indirectly, any contributions that prohibit Dealer from engaging in solicitation activities for compensation under the Rule (a “Triggering

Contribution”). Dealer hereby agrees that neither it nor its Covered Associates will make a Triggering Contribution or violate the Rule while engaged hereunder. If Dealer breaches this provision and becomes aware of a Triggering Contribution or a violation of the Rule, it shall promptly provide written notice to Distributor of the nature of the ban or violation.

(f) Dealer agrees that it will monitor on an ongoing basis the receipt of underwriting compensation, if any, set forth in the Prospectus in connection with the distribution of Shares and the rendering to investors in the Fund of ongoing investor and account maintenance services and will report thereon to Distributor no less frequently than quarterly. As used herein, “sales charges” means all amounts constituting sales charges under Rule 2341(b)(8) of the FINRA Rules.

(g) Except as noted in this agreement, no portion of the compensation paid to Dealer by Distributor hereunder shall be remitted or otherwise paid to any third party by Dealer without the prior written consent of Distributor, which consent may be withheld in Distributor’s sole discretion. Except as noted in this agreement, Dealer will not accept any direct or indirect compensation from any person or entity other than as set forth in Section 4 hereof in connection with the offer or sale of Shares without the prior written agreement of Distributor.

SECTION 5. REPURCHASES

(a) Dealer acknowledges that the Fund will adopt fundamental policies (which may not be changed without shareholder approval) to make monthly offers to purchase 5% of its Shares (“Repurchase Offers”) in accordance with Rule 23c-3 under the 1940 Act and as described in the Prospectus. Repurchase of Shares will be made at the net asset value of such Shares in accordance with the applicable Repurchase Offer and the Prospectus, less any applicable repurchase fee and expenses for which the Fund has determined to charge shareholders as permitted by Rule 23c-3. Dealer agrees to inform its Clients that any Repurchase Offer notifications shall be posted to Distributor’s publicly accessible website at www.blackstone.com/bgfrei, and Dealer agrees to transmit repurchase requests from its Clients to the Fund or its transfer agent or other designee by the applicable repurchase request deadline as specified in the Prospectus and such notification. Dealer expressly acknowledges and agrees that Shares will not be repurchased by either the Fund (other than through Repurchase Offers, or other tender offers from time to time, if any) or Distributor, and that no secondary market for the Shares exists currently or is expected to develop, and therefore that the Shares have very limited liquidity and are appropriate only as a long-term investment. Dealer also expressly acknowledges and agrees that, in the event one or more of its Clients cancel their order for Shares of the Fund after confirmation, such Shares may not be repurchased, remarketed or otherwise disposed of by or through Distributor. Any representation as to a Repurchase Offer or other tender offer by the Fund, other than that which is set forth in the Prospectus or a Repurchase Offer notice issued by the Fund, is expressly prohibited.

(b) Dealer acknowledges that Dealer shall be responsible for determining whether Shares in the Fund are a suitable investment for its Clients particularly, without limitation, the limited liquidity of the investment as referenced above and in the Prospectus. Dealer agrees to recommend Shares to a customer only if Dealer has reasonable grounds for believing that the recommendation is suitable for such customer upon the basis of the facts, if any, disclosed by such customer as to his other security holdings and as to his financial situation and needs and otherwise in accordance FINRA Rule 2111.

SECTION 6. PROVISION OF MATERIALS AND FUND INFORMATION

(a) Dealer agrees that neither it nor any of its affiliates or their principals, directors, officers or employees, is authorized to give any information or make any representations concerning the Shares, the Fund, Distributor and GSO / Blackstone Debt Funds Management LLC ( “GSO”), except as set forth in this Section 6.

(b) Offering Materials. Distributor acknowledges and agrees that Dealer may deliver Offering Materials (as defined below) to Clients and/or otherwise use such materials with Clients for marketing or other purposes. At its expense, Distributor will furnish Dealer with reasonable quantities of the Prospectus, materials relating to any repurchase offer, periodic reports to Fund shareholders and marketing and other materials Distributor has prepared related to the Fund (collectively, “Offering Materials”), and if any of the foregoing documents are amended or supplemented, Distributor will promptly notify Dealer in writing and provide Dealer with reasonable quantities of such amended documents or supplements at no cost to Dealer. For the avoidance of doubt, once Offering Materials are provided to Dealer, neither Distributor nor the Fund are responsible for Dealer’s use of such Offering Materials, except for the foregoing obligation to provide prompt written notice in the event of amendments or supplements to such Offering Materials.

(c) Dealer-Supplied Fund Materials. Distributor acknowledges and agrees that Dealer may deliver Dealer-Supplied Fund Materials (as defined below) to Clients and/or otherwise use such materials with Clients for marketing or other purposes. As used herein, the term “Dealer-Supplied Fund Materials” shall include any materials prepared by Dealer or its affiliates that (i) relate to the Fund, (ii) are not Research Reports (as defined in Section 6(d)) and (iii) either only contain the name of the Fund or have been approved in writing by Distributor. For the avoidance of doubt, any description of the Fund contained in Dealer-Supplied Fund Materials other than the name of the Fund must be approved in writing by Distributor in advance of its use.

(d) Research Reports. Distributor acknowledges that Dealer may prepare research reports relating to the Fund that are not to be used for marketing purposes (“Research Reports”). Distributor hereby authorizes Dealer to use the name of the Fund, Distributor and GSO in Research Reports. Dealer agrees to provide such Research Reports to Distributor upon Distributor’s request.

(e) Use of Name. Except as expressly provided herein, nothing herein shall be deemed to constitute a waiver by Distributor of any consent that would otherwise be required under applicable law prior to the use by Dealer of the name or identifying marks of the Fund, Distributor, GSO or “Blackstone” (or any combination or derivation thereof). Notwithstanding the foregoing, this Section 6(e) shall not prohibit or limit Dealer or its affiliates from making statements required by law or regulation, as determined by Dealer (or such affiliate) in its sole discretion. Distributor will not use any company name, trade name, or service mark or logo of Dealer and/or its affiliates without prior written consent of such Dealer and/or its affiliate.

SECTION 7. REGISTRATION OF SHARES

(a) Distributor will be responsible for the registration, qualification or exemption of the Shares under all applicable laws, rules or regulations in all jurisdictions or states in which Shares shall be offered and/or sold.

(b) Distributor acknowledges that Dealer intends to offer the Shares in each state within the United States. Distributor represents that all necessary notice, registration or exemptive filings for Shares have been made under applicable securities laws in all fifty states of the United States and other relevant jurisdictions, such that offers and sales of Shares may be made in such states or jurisdictions.

(c) Notwithstanding anything to the contrary herein, Dealer shall not offer the Shares or transact orders for Shares in any jurisdiction other than the states within the United States, except as may otherwise be consented to by the Distributor in writing on a case-by-case basis. Dealer agrees not to transact orders for Shares in any other jurisdictions in which it has been informed in writing by Distributor that Shares may not be sold or in which it and its personnel are not authorized to sell Shares.

SECTION 8. REPRESENTATIONS AND WARRANTIES

(a) In addition to the representations and warranties found elsewhere in this Agreement, Distributor represents, warrants and agrees that:

(i) It is a limited partnership duly organized and existing and in good standing under the laws of Delaware and is duly registered or exempt from registration as a broker-dealer in all states and jurisdictions in which it provides services as a non-exclusive distributor for the Fund.

(ii) It is empowered under applicable laws and its organizational documents to enter into this Agreement and perform all activities and services of Distributor provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Distributor’s ability to perform under this Agreement.

(iii) The execution, delivery, and performance of this Agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein and in the Prospectus, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Distributor is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

(iv) If any of the representations set forth in this Section 8 or Section 10 at any time ceases to be true, Distributor shall promptly notify Dealer of this fact in writing. Such notice shall be provided in accordance with Section 19.

(b) In addition to the representations and warranties found elsewhere in this Agreement, Dealer represents, warrants and agrees that:

(i) It is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which Dealer is organized.

(ii) It is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform all activities and services of Dealer provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Dealer’s ability to perform under this Agreement.

(iii) The execution, delivery, and performance of this Agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein and in the Prospectus, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Dealer is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

(iv) All requisite actions have been taken to authorize Dealer to enter into and perform this Agreement.

(v) All material litigation and regulatory actions involving Dealer and its affiliates are described, to the extent required by applicable rules of the SEC, in the periodic public Form 10-K and 10-Q filings made by Dealer with the SEC.

(vi) To the extent permissible by law, it shall to notify Distributor, promptly in writing, of any written claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against Dealer or its principals, affiliates, officers, directors, employees or agents, or any person who controls Dealer, within the meaning of Section 15 of the Securities Act.

(vii) As of the date hereof and at any time during the term of this Agreement, Dealer shall take reasonable steps to ensure that all Dealer Supplied Information and Dealer-Supplied Fund Information do not and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

(viii) Dealer represents that it is a broker-dealer registered with FINRA and subject to FINRA Rule 2030 (the “Rule”). Dealer represents that it has policies and procedures to ensure compliance with the Rule and is currently in compliance with the Rule. Moreover, Dealer represents that neither it nor any of its Covered Associates (i.e., any (i) general partner, managing member or executive officer of Dealer, as well as any person with a similar status or function, (ii) any associated person of Dealer who engages in distribution or solicitation activities with a government entity, (iii) any associated person of Dealer who supervises, directly or indirectly, the government entity distribution or solicitation activities of a person in (ii) above, and (iv) any political action committee controlled by Dealer or one of its Covered Associates) has made, directly or indirectly, any contributions that prohibit Dealer from engaging in solicitation activities for compensation under the Rule (a “Triggering Contribution”). Dealer hereby agrees that neither it nor its Covered Associates will make a Triggering Contribution or violate the Rule while engaged hereunder. If Dealer breaches this provision and becomes aware of a Triggering Contribution or a violation of the Rule, it shall promptly provide written notice to Distributor of the nature of the ban or violation.

(ix) All solicitations and other activities by Dealer will be conducted in accordance with applicable laws, rules, and regulations of each jurisdiction in which it offers to sell or sells Shares, including those of any non-U.S. jurisdictions if Dealer offers to sell or sells Shares in such jurisdictions.

(x) If any of the representations set forth in this Section 8 or Section 10 at any time ceases to be true, Dealer shall promptly notify Distributor in writing of this fact. Such notice shall be provided in accordance with Section 19.

SECTION 9. INDEMNIFICATION

(a) Distributor will indemnify, hold harmless, and defend Dealer, its affiliates and their respective officers, directors, partners, members, shareholders, employees and agents (the “Covered Persons”) from and against any losses, claims, damages or liabilities (or actions in respect thereof) (“Covered Claims”) arising directly out of or relating to (i) any untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in any of the Offering Materials (other than untrue statements or alleged untrue statements in or omissions or alleged omissions from information relating to a Covered Person furnished in writing by or on behalf of such Covered Person for use in materials furnished or made available to a Client, (ii) any material breach by Distributor of any representation, warranty or agreement contained in this Agreement, or (iii) any willful misconduct, fraud or gross negligence by Distributor in the performance of, or failure to perform, its obligations under this Agreement; provided that in the case of any of (i)-(iii), Distributor will not be liable to and will not have any indemnification obligation to any Covered Person for the portion of any Covered Claim that is the result of any Covered Person’s material breach of this Agreement, bad faith, fraud, willful misconduct or gross negligence (the “Disabling Conduct”); provided further that any amounts for reimbursement of expenses advanced to a Covered Person resulting from this Section 9(a) will be repaid to Distributor in the event that such expenses resulted from Disabling Conduct.

(b) Dealer will indemnify, hold harmless, and defend the Fund, Distributor, their affiliates and their respective officers, directors, partners, members, shareholders, employees and agents (the “Blackstone Covered Persons”) from and against any losses, claims, damages or liabilities (or actions in respect thereof) (“Blackstone Covered Claims”) arising directly out of or relating to (i) any untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading by Dealer or any Representative of Dealer, including, but not limited to, statements in any Research Report or Dealer-Supplied Fund Information (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information related to a Blackstone Covered Person furnished in writing by or on behalf of such Blackstone Covered Person for use in materials furnished or made available to Clients), (ii) any material breach by Dealer or any Representative of Dealer of any representation, warranty or agreement contained in this Agreement, or (iii) any willful misconduct, fraud or gross negligence by Dealer, a Representative of Dealer or any of their respective affiliates in the performance of, or failure to perform, its obligations under this Agreement; provided that in the case of any of (i)-(iii), Dealer will not be liable to and will not have any indemnification obligation to any Blackstone Covered Person for the portion of any Blackstone Covered Claim that is the result of any Blackstone Covered Person’s material breach of this Agreement, bad faith, fraud, willful misconduct or gross negligence (the “Blackstone Disabling Conduct”); provided further that any amounts for reimbursement of expenses advanced to a Blackstone Covered Person resulting from this Section 9(b) will be repaid to Dealer in the event that such expenses resulted from Blackstone Disabling Conduct.

(c) Promptly after receipt of notice of any claim or complaint or the commencement of any action or proceeding with respect to which an indemnified party is entitled to seek indemnification hereunder, the indemnified party will notify the indemnifying party in writing of such claim or complaint or the commencement of such action or proceeding, but failure to notify the indemnifying party will not relieve the indemnifying party from any liability that it may have hereunder or otherwise, except to the extent that such failure materially prejudices the indemnifying party’s rights with respect to such claim. The indemnifying party will be entitled to participate at its own expense in the defense or, if it so elects within a reasonable time after receipt of such notice, to assume the defense of any suit so brought, which defense will be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party or parties. The parties hereto agree that if the indemnifying party shall fail to notify the indemnified party that it shall undertake to defend any claim within a reasonable time after its receipt of written notice of such claim, the indemnified party will have the right to undertake the defense of such claim on behalf of, and for the account and at the risk of, the indemnifying party. In the event that the indemnifying party elects to assume the defense of any such suit and retain such counsel, the indemnified party or parties will bear the fees and expenses of any additional counsel thereafter retained by it or them. In the event that (i) the indemnifying party elects to assume the defense of such an action or proceeding and the indemnified party reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or (ii) the indemnifying party chooses not to assume the defense of the action or proceeding, then the indemnified party may engage separate counsel reasonably satisfactory to the indemnifying party to represent or defend such indemnified party in any such action or proceeding and the indemnifying party will pay the fees and disbursements of such counsel; provided, however, that the indemnifying party will not be required to pay the fees and disbursements of more than one separate counsel for all indemnified parties in each jurisdiction in any single action or proceeding. Subject to the preceding sentence, in any action or proceeding the defense of which the indemnifying party assumes, the indemnified party will have the right to participate in such litigation and to retain its own counsel at such indemnified party’s own expense.

(d) Neither the indemnifying party nor the indemnified party will, without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (a “Judgment”), whether or not the indemnifying party or the indemnified party is an actual or potential party to such claim, action, suit or proceeding; provided, however, each indemnifying party shall have the right to settle or compromise or consent to the entry of any Judgment if such settlement, compromise or consent (i) shall include an unconditional release of the indemnified party and each other indemnified party hereunder from all liability arising out of such claim, action, suit or proceeding, (ii) shall not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the indemnified party or any other indemnified party, and (iii) shall not impose any continuing obligations or restrictions on the indemnified party or any other indemnified party. The indemnifying party shall not be liable for any settlement of any action effected without its prior written consent (which consent will not be unreasonably withheld or delayed).

(e) The foregoing indemnity will be in addition to any rights that the parties may have at common law or otherwise.

(f) IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES.

SECTION 10. ANTI-MONEY LAUNDERING & UK BRIBERY ACT RESPONSIBILITIES

(a) The Distributor represents that it is aware of the United States laws and regulations relating to currency reporting and money laundering applicable to it, including, but not limited to (i) the United States Bank Secrecy Act and implementing regulations; and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (together with the related implementing rules and regulations, the “USA PATRIOT Act”). To ensure compliance with those laws, rules and regulations, the Distributor represents that (i) it has implemented an anti-money laundering program reasonably designed to comply with such laws and regulations; (ii) its anti-money laundering program contains processes, procedures and systems reasonably designed to ensure compliance with economic sanctions programs administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), including without limitation prohibitions in relation to countries/territories subject to comprehensive, territorial OFAC sanctions as well as those set forth in the list of specially designated nationals and blocked persons (the “SDN List”) (all of the sanctions programs referred to in this clause (ii), collectively, “OFAC Sanctions”), as applicable; and (iii) it has implemented and currently maintains procedures that are reasonably designed to comply with applicable OFAC Sanctions and the Distributor or its designee shall apply such procedures in a manner reasonably designed to ensure that the Distributor remains in compliance with such OFAC Sanctions programs with respect to any Company shareholder who is not a Client.

(b) Dealer represents and warrants that it has policies, procedures and internal controls in place that are reasonably designed to comply with anti-money laundering and anti-terrorist laws and regulations applicable to it, including, but not limited to, applicable provisions of the USA PATRIOT Act, the OFAC Sanctions programs, the Bank Secrecy Act, and regulations thereunder. Additionally, Dealer represents and warrants that it has policies, procedures and internal controls reasonably designed to ensure that it does not, directly or indirectly, accept from or make for or on behalf of investments in the Company from a person, government, organization or entity who is the subject of OFAC Sanctions. In addition, Dealer represents and warrants that it has a Customer Identification Program (“CIP”), which requires the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance. Dealer acknowledges and agrees that it (i) will apply on an ongoing basis its anti-money laundering, CIP and OFAC Sanctions programs to its Clients that are subscribing to become stockholders of the Company and (ii) will not submit Subscription Agreements for any Client that is the subject or target of any OFAC Sanctions, except upon the Distributor’s prior written approval where permissible by law. Dealer agrees that, upon written request, it will provide the Fund or the Fund’s transfer agent with a current copy of Dealer’s AML representation letter, which shall be substantially similar to the AML representation letter attached hereto as Exhibit B. In the event of a court order or an inquiry from, or a requirement of, competent legal or regulatory authorities in a competent jurisdiction, Dealer will, upon request, furnish the Distributor or the Fund or its transfer agent with a copy of the customer identification documents to the extent not prohibited by applicable law. Dealer understands that if it declines to provide a copy of customer identification documents resulting from a court order or an inquiry from, or a requirement of, competent legal or regulatory authorities in a competent jurisdiction, unless Dealer is prohibited under applicable law from providing such customer information, the Distributor on the Fund’s behalf, or the Fund, may (i) refuse to accept such Client’s subscription to purchase Shares of the Fund; or (ii) with respect to a Client with investments in the Fund, compulsorily repurchase such Client’s Shares, or take any other appropriate action permitted or required under applicable law regarding such Client.

(c) Dealer represents and warrants that it has policies, procedures and internal controls in place that are reasonably designed to comply with the UK Bribery Act, the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and, where applicable, legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials, or any similar statute, rule or policy applicable in any jurisdiction in which Dealer engages in any activity hereunder (collectively, the “Anti-Corruption Laws”). Dealer represents and warrants that it has, and will maintain at all times during the term of this Agreement, policies, procedures, and internal controls in place that are reasonably designed to comply with applicable Anti-Corruption Laws, including applicable provisions of the FCPA.

(d) Dealer will not solicit as an investor in the Fund any retirement, pension, or similar plan or trust (collectively, a “Pension Plan”) which is established by a state, or a municipality of such state, that prohibits the use of placement agents or finders in connection with investments by such state’s or municipality’s Pension Plans.

SECTION 11. CONFIDENTIALITY

(a) The Dealer hereby acknowledges that it has received or will receive written and/or oral information from Distributor and/or Fund that the Distributor and/or Fund considers confidential and/or proprietary (“Distributor Confidential Information”). For the purposes of this Agreement, Distributor Confidential Information means any information relating to or disclosed by the Distributor, Fund, or their respective affiliates in the course of performing this Agreement and includes any non-publicly available and proprietary information, and includes, without limitation: (i) trade secrets concerning the business and affairs of the Fund, Distributor, or their respective affiliates; (ii) confidential data, know-how, current and planned research and development, current and planned methods and processes, marketing lists or strategies, slide presentations, business plans, however documented, belonging to the Fund, Distributor, or their respective affiliates; (iii) information concerning the business and affairs of the Fund, Distributor, or their respective affiliates (including, without limitation, information relating to the Fund’s actual or potential portfolio positions and investment and risk management practices and techniques, historical financial statements, financial projections and budgets, investment-related information, models, budgets, plans, and market studies, however documented; (iv) any information marked or designated “Confidential—For Due Diligence Purposes Only”; and (v) any notes, analysis, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing.

(b) Dealer agrees to hold, and to cause its affiliates, employees, officers, directors, partners, service providers, advisors, attorneys or agents (collectively, “Representatives”) to hold, Distributor Confidential Information (whether received before, on, or after the date hereof) in strict confidence. Dealer shall disclose Confidential Information to its Representatives only to the extent necessary to perform its obligations under this Agreement.

(c) Dealer agrees that it will use Distributor Confidential Information solely in connection with its obligations, duties and undertakings pursuant to this Agreement and for no other purpose whatsoever.

(d) Distributor Confidential Information shall be kept confidential in accordance with the terms hereof by Dealer and its Representatives and shall not be disclosed by Dealer or its Representatives except (i) as may be consented to in writing by Distributor; (ii) at the request of or as required by a government, regulatory or tax agency (including any self-regulatory agency) or in connection with an examination of Dealer or its affiliates by regulatory examiners; (iii) to its internal or external auditors; or (iv) as required by law, regulation or court order. In any of the circumstances mentioned in clauses (ii) or (iv), Dealer or the applicable affiliate shall (to the extent permitted by law) give the Distributor and/or Fund reasonable prior notice of any such disclosure and shall, in any event, advise the Distributor and/or Fund (to the extent permitted by law) of any such disclosure promptly after it is made. Dealer shall be responsible for any breach of this Agreement by its Representatives.

(e) The Distributor and the Fund hereby acknowledge that they have received or will receive written and/or oral information from Dealer that the Dealer considers confidential and/or proprietary (“MS Confidential Information”). For the purposes of this Agreement, MS Confidential Information means any information relating to or disclosed by Dealer or its Representatives to the Distributor or the Fund that is confidential or proprietary to Dealer, including but not limited to information about or relating to Clients, including PII (as defined in Section 12), and the activities to be undertaken in connection with this Agreement. The Distributor and the Fund agree that they will use, and that they will ensure that all of their employees, officers, directors, representatives and agents and other entities providing services with respect to the Distributor and the Fund will use, the MS Confidential Information solely in connection with their obligations, duties and undertakings pursuant to this Agreement and for no other purpose whatsoever. Furthermore, the Distributor and the Fund agree that they will not disclose or make available, and will ensure that none of their employees, officers, directors, representatives or agents or other entities providing services in connection with this Agreement, any MS Confidential Information to any person or entity that does not have a need to know such MS Confidential Information in connection with the foregoing except as provided in Section 11(f) below.

(f) The Dealer acknowledges and agrees that the Distributor and the Fund and their respective officers or directors may disclose MS Confidential Information or portions thereof (i) to each other; (ii) at the request of or as required by a government, regulatory or tax agency (including any self-regulatory agency) or in connection with an examination of the Distributor, the Fund or an affiliate thereof by regulatory examiners; (iii) to its internal or external attorneys or auditors; and (iv) as required by law, regulation or court order. In any of the circumstances mentioned in clauses (ii) or (iv), the Distributor and the Fund shall (to the extent permitted by law) give the Dealer reasonable prior notice of any such disclosure and shall, in any event, advise the Dealer (to the extent not prohibited by law or regulation) of any such disclosure promptly after it is made.

(g) For purposes of this Agreement, Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure in connection with the performance of or in breach of this Agreement or (ii) becomes available to receiving party on a non-confidential basis from a source other than the Dealer, the Distributor, the Fund or any of their respective representatives and the source of the information was not, to the receiving party’s knowledge, bound by confidentiality obligations with respect to such information.

(h) Upon written request from the disclosing party, the receiving party shall return Confidential Information in its possession; provided, however, that the receiving party may maintain copies of Confidential Information as required by law or regulation, or the receiving party’s internal recordkeeping policies, and the confidentiality obligations hereunder shall continue to apply to any such copies.

(i) In the event of a breach or threatened breach by any party of the provisions of this Section 11 of this Agreement, the parties agree that a remedy at law to the aggrieved party may be inadequate and that the aggrieved party shall be entitled to seek an injunction or another appropriate remedy in equity restraining the breaching party from disclosing or using either the MS Confidential Information or Distributor Confidential Information, as the case may be, in whole or in part. Nothing herein shall be construed as limiting or prohibiting the aggrieved party from pursuing any other remedies in addition to injunctive relief available hereunder for such breach or threatened breach, including the recovery of damages and reasonable attorney fees. Notwithstanding the foregoing, Dealer will not be in breach of this Section 11 by distributing to Clients copies of the Offering Materials, Dealer-Supplied Fund Materials, Research Reports, or any other information approved in advance by Distributor in writing.

(j) Dealer and Distributor agree to work together in good faith to (i) respond in a prompt manner to inquiries of Clients as communicated by Dealer and (ii) organize informal forums on an as-needed basis for discussing material events relating to the Fund with Clients.

SECTION 12. PRIVACY

(a) The Distributor acknowledges that, as a result of this Agreement, it may receive PII about Clients and Dealer employees. For the purposes of this Agreement, “PII” includes “Nonpublic Personal Information” as that term is defined in Title V of the Gramm-Leach-Bliley Act of 1999 or any successor federal statute, and the rules and regulations thereunder, all as may be amended or supplemented from time to time (“GLBA”) and personally identifiable information and other data protected under any other applicable laws, rule or regulation of any jurisdiction relating to disclosure or use of personal information (“Privacy Laws”), including, without limitation, the name and account number of, and any other personally identifiable information relating to, each Client. The Distributor agrees that it shall not do or omit to do anything that would cause the Dealer or any of its affiliates to be in breach of any Privacy Laws. The Distributor shall (i) keep PII confidential and may use and disclose PII only as necessary for the purpose for which the PII was disclosed to the Distributor in accordance with this Agreement, GLBA and Privacy Laws, (ii) implement and maintain appropriate technical and organizational measures to written information security program for nonpublic personal information, the terms of which shall meet or exceed the requirements for financial institutions under 17 CFR 248.30, to (A) ensure the security and confidentiality of PII, (B) protect against any threats or hazards to the security or integrity of PII, and (C) prevent unauthorized access to or use of PII. The Dealer reserves the right to review the Distributor’s policies and procedures used to maintain the security and confidentiality of PII upon reasonable written request.

(b) The Distributor shall immediately notify the Dealer of any disclosure or use of any PII by the Distributor, or any of its representatives, in breach of this Agreement. In the event that the Distributor learns that there has been a breach of its respective security standards it will promptly give notice of such event to the Dealer.

Furthermore, the Distributor acknowledges that upon unauthorized access to or acquisition of such individually identifiable information within the Distributor’s custody or control (a “Security Event”), the law may require that the Distributor notify the Clients whose information was accessed or disclosed that a Security Event has occurred. If the Distributor learns or has reason to believe that a Security Event has occurred, the Distributor will promptly notify the Dealer. Except to the extent prohibited by applicable law, the Distributor agrees that it will not notify any Client until the Distributor first consults with the Dealer and the Dealer has had an opportunity to review the notification the Distributor proposes to issue to Clients.

(c) Dealer shall implement commercially reasonable measures in compliance with industry best practices designed (a) to assure the security and confidentiality of nonpublic personal information of all customers; (b) to protect such information against any anticipated threats or hazards to the security or integrity of such information; (c) to protect against unauthorized access to, or use of, such information that could result in material harm to any customer; (d) to protect against unauthorized disclosure of such information to unaffiliated third parties; and (e) to otherwise ensure its compliance with all applicable privacy standards and requirements of federal or state law (including, but not limited to, the GLBA), and any other applicable legal or regulatory requirements. Dealer further agrees to cause all its agents, representatives, affiliates, subcontractors, or any other party to whom Dealer provides access to or discloses nonpublic personal information of customers to implement appropriate measures designed to meet the objectives set forth in this Section 12.

(d) Dealer agrees that it will notify Distributor of any security breaches or incidents that may reasonably lead to a compromise of personally identifiable client or customer information. Dealer agrees to provide prompt notification of security breaches or incidents to facilitate swift and appropriate action to minimize the impact of the security breach. The provisions of this section will remain operative and in full force and effect regardless of the termination or expiration of the Agreement.

SECTION 13. TERMINATION; AMENDMENT

(a) This Agreement shall become effective as of the date first written above and shall remain in force until the first anniversary of its effective date and shall thereafter continue in effect from year to year, but only so long as such continuance is specifically approved at least annually by a vote of the Board of Trustees of the Fund, including the vote of a majority of the Trustees who are not “interested persons,” as defined by the 1940 Act and the rules thereunder, of the Fund and who have no direct or indirect financial interest in the operation of the Fund’s Distribution and Service Plan (the “Plan”) or any agreements entered into in connection with the Plan (including this Agreement), cast in person at a meeting called for the purpose.

(b) In addition to the automatic termination of this Agreement specified in Section 1.b. of this Agreement, each party to this Agreement may unilaterally cancel its participation in this Agreement by giving thirty (30) days prior written notice to the other party. Notwithstanding the foregoing, Distributor may terminate Dealer’s ability to offer and sell Shares at any time. In addition, each party to this Agreement may, in the event of a material breach of this Agreement by the other party, terminate this Agreement immediately by giving written notice to the other party, which notice sets forth in reasonable detail the nature of the breach. Such notice shall be deemed to have been given and to be effective on the date on which it was either delivered personally to the other party or any officer or member thereof, or was sent in accordance with Section 19. Without limiting the generality of the foregoing, this Agreement may be terminated by a vote of a majority of the members of the Board of Trustees of the Fund, including the vote of a majority of the Trustees who are not “interested persons,” as defined by the 1940 Act and the rules thereunder, of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreements entered into in connection with the Plan or by vote of a majority of the outstanding voting securities of the Fund at any time without penalty upon sixty (60) days’ written notice to Distributor and/or Dealer.

(c) This Agreement shall terminate immediately upon the appointment of a trustee under the Securities Investor Protection Act or any other act of insolvency by Distributor or Dealer.

(d) This Agreement is not assignable or transferable and will terminate automatically in the event of its “assignment,” as defined in the 1940 Act, and the rules, regulations and interpretations thereunder.

(e) This Agreement may be amended by Dealer and Distributor upon mutual written agreement.

SECTION 14. DISPUTE RESOLUTION; GOVERNING LAW

(a) The parties waive their rights to seek remedies in court, including any right to a jury trial. In the event of a dispute concerning any provision of this Agreement, either party may require the dispute to be submitted to binding arbitration in New York, New York under the commercial arbitration rules and procedures of FINRA. The parties agree that, to the extent permitted under such arbitration rules and procedures, the arbitrators selected shall be from the securities industry. Judgment upon any arbitration award may be entered by any state or federal court having jurisdiction.

(b) This Agreement shall be governed and construed in accordance with the laws of the State of New York, without reference to the choice-of-law principles thereof.

SECTION 15. INVESTIGATIONS AND PROCEEDINGS

The parties to this Agreement agree to cooperate fully in any securities regulatory investigation or proceeding or any judicial proceeding with respect to each party’s activities under this Agreement and promptly to notify the other party of any such investigation or proceeding.

SECTION 16. CAPTIONS

All captions used in this Agreement are for convenience only and are not to be used in construing or interpreting any aspect hereof.

SECTION 17. SEVERABILITY

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement is held, under applicable law, to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective only to the extent of such invalidity, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way.

SECTION 18. SURVIVAL

Section 9 in this Agreement shall survive any termination of this Agreement and the obligations contained in Section 14 survive indefinitely.

SECTION 19. NOTICES

Every notice required by this Agreement will be in writing and deemed given (i) the next business day if sent by a nationally recognized overnight courier service that provides evidence of receipt, (ii) the same business day if sent by 3:00 p.m. (receiving party’s time) by facsimile transmission and confirmed by a telephone call, or (iii) on the third business day if sent by certified mail, return receipt requested. Unless otherwise notified in writing, all notices required to be given under this Agreement shall be given or sent to a party at the address listed on Exhibit A attached hereto.

SECTION 20. NON-EXCLUSIVITY

Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

SECTION 21. MISCELLANEOUS

(a) This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Facsimiles (including facsimiles of the signature pages of this Agreement) will have the same legal effect hereunder as originals.

(b) This Agreement contains the entire agreement between the parties with respect to the subject matter contained herein and supersedes all previous agreements and/or understandings of the parties.

(c) If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of the Agreement shall not be affected thereby.

(d) As used in this Agreement, an “affiliate” of a party means any entity or person controlling, controlled by or under common control with such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year set forth below.

BLACKSTONE ADVISORY PARTNERS L.P.

By:	/s/ C.B. Richardson
	Name:	C.B. Richardson
	Title:	Managing Director

	Date:	April 30, 2018

MORGAN STANLEY SMITH BARNEY LLC

By:	/s/ Margaret Flynn-Martin
	Name:	Margaret Flynn-Martin
	Title:	Managing Director

	Date:	April 30, 2018

EXHIBIT A

NOTICES

Notices required by the Agreement should be sent as follows:

If to Dealer:	Morgan Stanley Smith Barney LLC
Attn:
2000 Westchester Avenue
Purchase, New York 10057

If to the Fund:	Blackstone / GSO Floating Rate Enhanced Income Fund
Attn:
345 Park Avenue, 31st Floor
New York, New York 10154

If to Distributor:	Blackstone Advisory Partners L.P.
Attn: C.B. Richardson
345 Park Avenue
New York, New York 10154

with a copy, which shall not constitute notice, to

Blackstone / GSO Floating Rate Enhanced Income Fund
Attn: Marisa Beeney
345 Park Avenue, 31st Floor
New York, New York 10154

A - 1

EXHIBIT B

Class	Sales Load[1]	Distribution Fee[2]	Servicing Fee[3]
Brokerage Class T Common Shares	Up to 2.5%	0.25%	0.25%
Institutional Class I Common Shares	N/A	N/A	N/A

[1]	Calculated as a percentage of the offering price. Distributor acknowledges that Dealer intends to apply a sales load schedule as follows – 2.5% on amounts purchased up $249,999, 2.0% on amounts purchased between $250,000 and $999,999, and 1.0% on amounts purchased greater than $1,000,000.
[2]	Calculated monthly and accrued daily at an annualized rate on the net assets of the Fund attributable to such class held in Client accounts of Dealer.
[3]	Calculated monthly and accrued daily at an annualized rate on the net assets of the Fund attributable to such class held in Client accounts of Dealer.

B - 1